                                                                  EXHIBIT (h)(5)


                      IN THE UNITED STATES DISTRICT COURT
                     FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION


PUBLICIS COMMUNICATION,                  )
                                         )
               Plaintiff,                )
                                         )
               v.                        )     No. 97 C 826
                                         )
TRUE NORTH COMMUNICATION INC.,           )     Judge Joan B Gottschall
BRUCE MASON, STEPHEN T. VEHSLAGE,        )
GREGORY W. BLAINE, LAUREL CUTLER,        )
J. BRENDAN RYAN, RICHARD S.              )
BRADDOCK, MICHAEL P. MURPHY, and         )
RICHARD P. MAYER,                        )
                                         )
               Defendants                )
--------------------------------         )
TRUE NORTH COMMUNICATIONS INC., a        )
Delaware corporation,                    )
                                         )
               Counterclaim-Plaintiff,   )
                                         )
                                         )
               v.                        )
                                         )
PUBLICIS COMMUNICATION, a                )
French corporation, PUBLICIS S A., a     )
French corporation, and MAURICE LEVY,    )
a French citizen,                        )
                                         )
               Counterclaim-Defendants   )
                                         )
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                          PRELIMINARY INJUNCTION ORDER

     Based upon the findings of fact, conclusions of law and additional reasons stated in open court this day, the Court, pursuant to Federal Rule of Civil Procedure 65(a), hereby enters its preliminary injunction order against Publicis Communication, Publicis S.A., and Maurice Levy (collectively, the "Publicis Parties"), enjoining the Publicis Parties and their respective officers, agents, servants, employees and attorneys from engaging in any of the following conduct with respect to or in connection with the Agreement and Plan of Merger dated as of July 30, 1997 (the "Merger Agreement") among True North Communications Inc. ("True North") and Bozell, Jacobs, Kenyon & Eckhardt, Inc ("Bozell") and the merger contemplated thereby (the "Bozell Merger"):

     1. announcing, commencing or further proceeding with any tender offer for any shares of capital stock of True North;

     2. soliciting, contacting or otherwise communicating in any way with any record or beneficial holder of capital stock of True North, by means of soliciting proxies or otherwise, to urge such stockholders to vote against the Bozell Merger or the other proposals to be voted on at the True North Special Meeting of Stockholders set for December 30, 1997, or to urge such stockholders not to vote on such Merger or the other proposals to be voted on at said Special Meeting;

     3. inducing, assisting or encouraging third parties to take actions in opposition to True North's proposed combination with Bozell.

     The Court finds that a bond in an amount of twelve million dollars $12,000,000. be posted by True North. The Clerk is hereby directed to enter this Order.



     Dated December 10, 1997                     /s/ JOAN B. GOTTSCHALL
                                                 ----------------------
                                                 Joan B. Gottschall
                                                 United States District Judge